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                        TAX INCREMENT FINANCING AGREEMENT

                        CITY OF FALL RIVER, MASSACHUSETTS

                                       AND

                     QUAKER FABRIC CORPORATION OF FALL RIVER

This agreement is made this 27th day of May 1999, by and between: City of Fall River, a municipal corporation duly organized under the laws of the Commonwealth of Massachusetts, having a principal place of business at One Government Center, Fall River, Massachusetts, 02722, acting through its Tax Increment Financing
(TIF) Board (hereinafter called the "CITY"); and Quaker Fabric Corporation of Fall River, a corporation with a principal place of business at 941 Grinnell Street, Fall River, Massachusetts, acting through LARRY LIEBENOW, ITS PRESIDENT (hereinafter called the "COMPANY").

WHEREAS, the COMPANY is the largest employer in the CITY and a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad; and

WHEREAS, the COMPANY wishes to build a major manufacturing and warehousing plant in Fall River at a site to be purchased by the COMPANY at 994 Jefferson Street/Bleachery Pond located within Fall River's Bleachery Pond Economic Opportunity Area (hereinafter referred to as the "FACILITY") and obtain certain tax exemptions from the CITY for said FACILITY; and

WHEREAS, the CITY is willing to grant said tax exemptions in return for a guarantee of capital investment at the FACILITY and employment opportunities for local workers; and

WHEREAS, the COMPANY has embarked upon a strategy of significant capital investment in plant and equipment and job creation in Fall River;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties do mutually agree as follows:

A. THE COMPANY'S OBLIGATIONS

1. The COMPANY shall build an expandable (+/-) 358,200 square foot manufacturing and warehousing facility at 994 Jefferson Street/Bleachery Pond (hereinafter referred to as the "SITE") to expand the COMPANY's production and distribution operations.




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TIF Agreement - Quaker Fabric Corporation of Fall River . . . Page 2


2. The COMPANY shall invest approximately $50 million in the FACILITY, employ in the CITY an additional seven hundred (700) permanent full-time workers by December 31, 2005, and retain the current two thousand three hundred fifty (2,350) employee level. The COMPANY shall agree to operate a business and provide best faith efforts to maintain the level of jobs described as long as the TIF Agreement is in place.

3. The COMPANY shall cooperate with Job Training Partnership Act programs and the Division of Employment and Training of the Commonwealth of Massachusetts, the Bristol County Training Consortium and other agencies, as appropriate, in seeking to fill vacancies at the COMPANY from the local community. The COMPANY shall commit to a policy of making all good faith efforts to hire qualified Fall River residents for any employment opportunities that become available at the FACILITY.

4. The COMPANY shall make all good faith efforts to use local subcontractors for the construction of the new FACILITY. The COMPANY shall also make all good faith efforts to use local contractors and subcontractors for any future repairs or renovations to the FACILITY.

5. If the COMPANY decides to sell the FACILITY or the business or to otherwise transfer control of the FACILITY or business and/or the operations therein, the COMPANY shall make good faith efforts to give the CITY at least sixty (60) days prior notice of said sale or transfer. This agreement is non-transferable. Said notice shall be given by certified mail, return receipt requested, to the Mayor of the City of Fall River, One Government Center, Fall River, Massachusetts, 02722.

6. The COMPANY shall provide the CITY with a quarterly report beginning at the end of the quarter immediately following Project Certification and for each subsequent quarter thereafter. Said report shall contain the following information: (1) employment levels at the COMPANY at the beginning and end of the reporting period; (2) number of Fall River residents employed at the COMPANY at the beginning and end of the reporting period; (3) utilization of local contractors and subcontractors during the reporting period; (4) supplies/materials purchased locally during the reporting period; (5) the COMPANY's financial contribution to the city (i.e., property taxes, motor vehicle excise taxes, water and sewer fees) for the reporting period. Said quarterly report shall be given to the Mayor of the City of Fall River, President of the Fall River City Council, Fall River City Clerk, Fall River Assessor, and Jobs for Fall River, Inc., One Government Center, Fall River, MA, 02722. Jobs for Fall River, Inc. shall be responsible for monitoring job creation activities and compliance with the terms and conditions set forth in this agreement.




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TIF Agreement - Quaker Fabric Corporation of Fall River . . . Page 3


B. THE CITY'S OBLIGATIONS

1. The CITY shall grant a Tax Increment Financing exemption to the COMPANY in accordance with Massachusetts General Laws, Chapter 23A, Section 3E, Chapter 40, Section 59, and Chapter 59, Section 5. Said exemption shall be granted on the building or buildings to be constructed at the SITE, and all expansions and modifications thereof. Said exemption shall be valid for a period of twenty (20) consecutive years, beginning with fiscal year 2000 (July 1, 1999) and ending with fiscal year 2019 (June 30, 2019). Said exemption schedule is as follows:

               Term               Exemption            Taxes Due

               Years 1 - 16           100%                 0%
               Years 17 - 20           75%                25%
               Year  21                 0%               100%

C. OTHER CONSIDERATIONS

1. If the COMPANY fails to meet or maintain employment goals or comply with the other terms of this Agreement, the CITY may request revocation of the TIF Agreement by the Economic Assistance Coordinating Council, in accordance with Commonwealth of Massachusetts Regulations 402 CMR, Sections 2.01 - 2.18, as amended.

Executed as a sealed instrument as of the day and year first above written.

Tax Increment Financing Board,           Quaker Fabric Corporation of Fall River
City of Fall River


/s/ Edward M. Lambert, Jr.               /s/ [ILLEGIBLE]
--------------------------------------   ---------------------------------------
Mayor Edward M. Lambert, Jr., Chairman   Name:

                                         PRESIDENT AND CEO
                                         ---------------------------------------
                                         Title: